Exhibit 23.4

CONSENT OF INDEPENDENT AUDITORS

CDRR Investors, Inc.

Dallas, Texas

We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 (No. 333-210415) (and related Prospectus) of Beacon Roofing Supply, Inc. (the “Company”) of our report dated September 9, 2015 relating to our audit of the consolidated financial statements of CDRR Investors, Inc. for the period from May 31, 2012 through December 31, 2012 (successor) and the period from January 1, 2012 through May 30, 2012 (predecessor), included in Exhibit 99.2 to the Company’s Current Report on Form 8-K dated September 9, 2015.

 We also consent to the reference to us under the caption “Experts” in this Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 (No. 333-210415) (and related Prospectus) of the Company.

/s/ BDO USA, LLP

Houston, Texas

May 6, 2016